DRAFT	Exhibit 5.1

[DKW LAW GROUP, LLC Letterhead]
September __, 2004

Sensytech, Inc.
8419 Terminal Road
Newington, VA 22122

Gentlemen:

     We have acted as counsel to Sensytech, Inc., a Delaware corporation (the “Company”), in connection with the proposed merger of Argon Engineering Associates, Inc., a Virginia corporation (“Argon”), with a wholly owned subsidiary of the Company, all as set forth in that certain Agreement and Plan of Merger dated June 7, 2004. by and between the Company and Argon (the “Merger Agreement”). Under the Merger Agreement, the Company is to issue to the Argon stockholders two (2) shares of the Company’s common stock, $.01 par value per share, (“Company Common Stock”) for each share of Argon Class A or Class B Common Stock outstanding at the closing or issuable upon the exercise of an outstanding option granted by Argon prior to the closing (all such shares of Company Common Stock, collectively, the “Merger Shares”). We have also acted as counsel to the Company with respect to the preparation and filing by it with the SEC of a registration statement on Form S-4, registration statement no. 117430 (the “Registration Statement”).

     In rendering this opinion, we have examined and relied upon originals or copies of such corporate records, certificates of officers of Sensytech and of public officials and other documents as we deemed necessary. We have also made such investigations of law as we have deemed necessary or appropriate to form a basis for the opinion expressed herein.

     The opinion hereafter expressed is subject to the following qualifications:

         In our examination, we assumed the genuiness of all signatures, the authenticity of all documents submitted to us as originals and the conformity of all documents submitted to us as copies to the originals thereof.

     Based upon and subject to the foregoing, we are of the opinion that when the Merger Shares are issued in accordance with the Merger Agreement, they will be validly issued, fully paid and nonassessable shares of Company Common Stock.

     This opinion is limited to the matters set forth herein. No opinion may be inferred or implied beyond the matters expressly stated herein, and our opinion expressed herein must be read in conjunction with the assumptions, limitations, exceptions and qualifications set forth in this letter.

     We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours, DKW LAW GROUP, LLC